Exhibit 99.1

Conformis Reports Second Quarter 2018 Financial Results

BILLERICA, Mass., August 1, 2018 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell patient specific joint replacement implants designed to fit each patient's unique anatomy, announced today financial results for the second quarter ended June 30, 2018.

Q2 Summary

•	Total revenue of $19.1 million, up 3% year-over-year on a reported basis and 2% on a constant currency basis

•	Product revenue of $18.9 million, up 5% year-over-year on a reported basis and 3% on a constant currency basis

•	U.S. product revenue of $16.4 million, up 7% year-over-year

•	Rest of World product revenue of $2.6 million, down 10% year-over-year on a reported basis and 19% year-over-year on a constant currency basis

•	Gross margin of 48%, an increase of 1,400 basis points year-over-year

"Our US growth of 7% represents a meaningful step-up in performance versus prior quarters. We continue to make progress in the US while facing headwinds in our OUS business due to reimbursement challenges,” said Mark Augusti, President and Chief Executive Officer of Conformis, Inc. “Furthermore, our continued gross margin expansion demonstrates that the gross margin improvements should be sustainable. This performance is a reflection of our operational focus and execution and we believe positions us well for the remainder of the year.”

	Three months ended June 30,		Increase/(decrease)
($, in thousands)	2018	2017	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$16,356	$15,219	$1,137	7%	7%
Rest of world	2,552	2,827	(275)	(10)%	(19)%
Product revenue	18,908	18,046	862	5%	3%
Royalty revenue	192	438	(246)	(56)%	(56)%
Total revenue	$19,100	$18,484	$616	3%	2%

Second Quarter 2018 Financial Results

Total revenue for the three-month period ended June 30, 2018 increased $0.6 million to $19.1 million, or 3% year-over-year on a reported basis and 2% on a constant currency basis. Total revenue in the second quarter of 2018 and 2017 includes royalty revenue of $0.2 million and $0.4 million, respectively, related to patent license agreements. The decrease in royalty revenue in the second quarter of 2018 compared to the same quarter in the prior year reflects the timing of payments received in the second quarter of 2017.

Product revenue increased $0.9 million to $18.9 million, or 5% year-over-year on a reported basis and 3% on constant currency basis. U.S. product revenue increased $1.1 million to $16.4 million, or 7% year-over-year, and Rest of World product revenue decreased $0.3 million to $2.6 million, or 10% year-over-year on a reported basis and 19% on a constant currency basis. Product revenue from sales of iTotal PS increased $1.1 million to $6.0 million or 23% year-over-year on a reported basis and 22% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $0.3 million to $12.9 million, or 2% year-over-year on a reported basis and 3% on a constant currency basis. The decrease in product revenue was primarily in Germany due to reimbursement challenges and the United Kingdom due to the change from direct sales at end customer prices to a distributor at transfer prices.

Total gross profit increased $2.9 million to $9.1 million, or 48% of revenue, in the second quarter of 2018, compared to $6.2 million, or 34% of revenue, in the second quarter of 2017. This 1,400 basis point increase in gross margin year-over-year was driven primarily by cost reductions as a result of vertical integration and manufacturing efficiencies, as well as the $248,000 favorable foreign exchange impact on revenue and an increase in average selling prices.

Total operating expenses increased $0.3 million to $20.5 million, or 2% year-over-year. This increase in expenses was driven primarily by an increase in sales and marketing and research and development, offset by a reduction in general and administrative expense.

Net loss was $14.1 million, or $0.24 per basic share, in the second quarter of 2018, compared to a net loss of $12.1 million, or $0.28 per basic share, for the same period last year. Net loss in the second quarter of 2018 included foreign currency exchange expense of $2.1 million compared to foreign currency exchange income of $2.1 million in the same period last year. Net loss per basic share calculations assume weighted -average basic shares outstanding of 59.8 million for the second quarter of 2018, compared to 43.2 million for the same period last year.

As of June 30, 2018, cash and cash equivalents and investments totaled $46.6 million, compared to $45.2 million as of December 31, 2017.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.

Conference Call

As previously announced, Conformis will conduct a webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/m6/p/4ayewd58 and at the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. Conformis offers a broad line of customized knee and hip implants and customized pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies,

Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover customized implants and customized patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2018	2017

Revenue
Product	$18,908	$18,046
Royalty	192	438
Total revenue	19,100	18,484
Cost of revenue	9,989	12,236
Gross profit	9,111	6,248

Operating expenses
Sales and marketing	9,809	9,375
Research and development	4,850	4,335
General and administrative	5,802	6,444
Total operating expenses	20,461	20,154
Loss from operations	(11,350)	(13,906)

Other income and expenses
Interest income	171	127
Interest expense	(766)	(372)
Foreign currency exchange transaction income	(2,098)	2,117
Total other expenses	(2,693)	1,872
Loss before income taxes	(14,043)	(12,034)
Income tax provision	14	56

Net loss	$(14,057)	$(12,090)

Net loss per share - basic and diluted	$(0.24)	$(0.28)
Weighted average common shares outstanding - basic and diluted	59,763,259	43,193,065

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$29,122	$18,348
Investments	17,459	26,880
Accounts receivable, net	12,215	13,200
Inventories	9,060	9,184
Prepaid expenses and other current assets	2,039	2,246
Total current assets	69,895	69,858
Property and equipment, net	16,955	16,514
Other Assets
Restricted cash	462	462
Intangible assets, net	159	210
Goodwill	6,731	6,731
Other long-term assets	23	23
Total assets	$94,225	$93,798

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$5,995	$4,891
Accrued expenses	8,674	7,720
Deferred revenue	0	305
Total current liabilities	14,669	12,916
Other long-term liabilities	638	651
Deferred tax liabilities	28	37
Deferred revenue	0	4,014
Long-term debt, less debt issuance costs	29,721	29,667
Total liabilities	45,056	47,285
Commitments and contingencies	0	0
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at June 30, 2018 and December 31, 2017; no shares issued and outstanding as of June 30, 2018 and December 31, 2017	0	0
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at June 30, 2018 and December 31, 2017; 63,113,630 and 45,528,519 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1	0
Additional paid-in capital	509,790	486,570
Accumulated deficit	(458,360)	(436,821)
Accumulated other comprehensive loss	(2,262)	(3,236)
Total stockholders' equity	49,169	46,513
Total liabilities and stockholders' equity	$94,225	$93,798